Exhibit 99(a)(1)(C)

Email to Stockholders

Email 1 - Email Notice to Stockholders - Tender Offer for Yieldstreet Alternative Income Fund

Subject:

Tender Offer for the Yieldstreet Alternative Income Fund

Preheader:

THIS IS A NOTIFICATION OF THE QUARTERLY REPURCHASE OFFER.

IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME, KINDLY DISREGARD THIS NOTICE.

Dear {{Investor Account}},

The Yieldstreet Alternative Income Fund is conducting an offer to repurchase shares pursuant to a share repurchase program, in order to provide limited liquidity to investors. We will limit the number of shares that we offer to repurchase. As such, there is no guarantee that your full repurchase request will be approved. If the number of shares submitted for repurchase by investors exceeds the number of shares we seek to repurchase, shares will be repurchased on a pro-rata basis, and not on a first-come, first-served basis.

The Yieldstreet Alternative Income Fund is offering to repurchase up to 420,056.1415 shares of its common stock at a price equal to the net asset value per share (“NAV”) as of the close of business on the expiration date of the repurchase offer.

The repurchase offer period begins on August 7, 2024, and ends on September 6, 2024, unless otherwise extended.

If you would like to request that a portion of your shares be repurchased, please complete and submit your request via the Yieldstreet platform. All requests must be received through the Yieldstreet platform before the end of the offer period.

We highly recommend that you read the terms and conditions as set forth in the Offer to Purchase, which is also available within your portfolio on the Yieldstreet platform, and the Tender Offer FAQ.

Investors are not obligated to submit a repurchase request. Should you wish to maintain your current holding, no further action is required and you can disregard this email. We will continue to notify you on a quarterly basis prior to any future tender offers.

To submit a repurchase request, view your Alternative Income Fund investment details within your portfolio and click on the Open Tender Offer link to get started.

GIF

[View Portfolio]

If you have any questions about the tender offer process, please contact investments@yieldstreet.com.

Sincerely,
Michael Weisz
Founder & CEO
Yieldstreet Alternative Income Fund Inc.

Web/mobile in-app notification to investors

Headline: Tender offer available for the Yieldstreet Alternative Income Fund

Body:

To provide limited liquidity to investors, the Yieldstreet Alternative Income Fund is conducting a tender offer. The offer period will expire at 4:00 PM ET on September 6, 2024, unless otherwise extended. Please read the terms and conditions in the Offer to Purchase for full details.

To submit a repurchase request, click the Open Tender Offer link on the Yieldstreet Alternative Income Fund investment details screen within your Portfolio. Investors are not obligated to submit a repurchase request. Should you wish to maintain your current holding, no further action is required and you can disregard this message. We will continue to notify you on a quarterly basis prior to any future tender offers.

Email 2 - Repurchase request received

Subject:

Liquidation request received for {{OFFERING_NAME}}

Body:

{{ACCOUNT_NAME}}, we've received your request to liquidate your investment in {{OFFERING_NAME}}

Next Steps

Open Offer Period

We will continue to accept liquidation requests until {{END_DATE}}. Your request will be processed only after the offer period has expired.

The net asset value per share (“NAV”) at which tendered shares will be repurchased will be the Fund’s NAV as of {{END_DATE}}, the day the tender offer expires (which may be extended as described in the Offer to Purchase). The net asset value of the shares tendered in this offer will likely change between the most recent time net asset value was calculated and communicated to you and the net asset value of the shares as of the expiration date of this tender (the relevant date for determining the value of the shares tendered for purposes of calculating the purchase price of tendered shares), and such change could be material. The most recently calculated net asset value per share can be found in your portfolio.

Liquidation Execution and Payment

Given that we are limited in the amount that can be repurchased during each offer period, your final amount repurchased may be less than your requested amount. Payment will be made to your Yieldstreet Wallet promptly after the close of the offer period. We will send you an email with the executed price and total number of shares repurchased following the close of the offer period. Alternatively, this information can be found in your portfolio.

If you have any questions, please refer to the FAQ document.

If you elect to cancel your liquidation request at any time prior to the expiration of the offer, you may do so by sending an email notice to investments@yieldstreet.com.

Email 3 - Liquidation request completed

Subject:

Liquidation request completed for {{OFFERING_NAME}}

Body:

The tender offer for {{OFFERING_NAME}} is now closed, and we are executing your request. Your shares will be repurchased at a price equal to the net asset value per share (“NAV”) as of the close of business on the expiration date of this offer.

If you have any questions, please contact investments@yieldstreet.com.

[View Portfolio]